Filed Pursuant to Rule 433

Registration No. 333-185213

$1,488.23mm Hyundai Auto Receivables Trust 2013-A (HART 2013-A)

JOINT LEADS:	Citi (str), Barc, HSBC, RBC
CO-MANAGERS:	SMBC, BTMU, Mizuho, PNC, Credit Ag

Cls	$Size (mm)	WAL	Rtg (S&P/M)	WIN	L.FIN	BNCH	Sprd bps	Yield %	CPN %	Price

A-1	345.000	0.27	A-1+/P-1	1-8	02/14	IntL		0.200	0.20	100.00000
A-2	486.000	1.15	AAA/Aaa	8-21	12/15	EDSF	8	0.406	0.40	99.99349
A-3	422.000	2.35	AAA/Aaa	21-38	07/17	ISwaps	13	0.562	0.56	99.99686
A-4	163.200	3.52	AAA/Aaa	38-49	09/18	Iswaps	16	0.759	0.75	99.97293
B	28.350	4.12	AA+/Aa3	49-51	09/18	Iswaps	43	1.140	1.13	99.97064
C	43.680	4.21	A+/A2	51-51	06/19	Iswaps	63	1.360	1.35	99.97482

SETTLEMENT DATE	: Jan 30, 2013
EXPECTED RATINGS	: S&P, Moodys
FIRST PAYMENT DATE	: Feb 15, 2013
PRICING SPEED	: 1.30% ABS @ 5% Clean-up Call
OFFERING TYPE	: Public
BBERG TICKER	: HART 2013-A
ERISA ELIGIBLE	: Yes
MIND DOMS	: $1k x $1k
Bill & Deliver	: Citi

Cusips:

HART 2013-A A1 Mtge	44890JAA7
HART 2013-A A2 Mtge	44890JAB5
HART 2013-A A3 Mtge	44890JAC3
HART 2013-A A4 Mtge	44890JAD1
HART 2013-A B Mtge	44890JAE9
HART 2013-A C Mtge	44890JAF6

For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact on returns. For info, please contact your rep.